EXHIBIT 99.1

Press Release                                                    Thursday June 7, 2005

SOURCE: IBSG International Inc.

10:00 am Eastern Time

IBSG International Announces Appointment of Jeffery Willmott to the Board of Directors

ORLANDO, FLORIDA--June 7, 2005—IBSG International Inc. (BB:IGII), a digital commerce solution holding company, is pleased to announce that it has appointed Mr. Jeffery F. Willmott as a new board member, bringing the current board to 4 members. Mr. Willmott is a seasoned senior executive, highly successful in diverse international and domestic industries and business development. He has had leadership responsibility in both Fortune 500 companies and various rapidly growing mid-cap companies. He is known for creating and maintaining high-level client networks, while building staff and corporate infrastructure.

“We are extremely pleased to have Jeffery join our board. He will be a tremendous asset to the Company as it goes forward, because of his presence on Wall Street and in other key business development areas”, stated Dr. Michael Rivers, Chairman and CEO. Mr. Willmott most recently served as Chairman of the Board for RCG Companies Inc (Amex: RCG), a public travel company with estimated booking revenues in excess of $300 million. In addition, Mr. Willmott’s most recent positions include: Chairman and CEO of EKN Asset Management, New York, NY, a registered investment advisor and also Managing Director of Trenwith Securities, New York, NY, a mid-market investment bank.

“I am very pleased to join the team at IBSG and participate in driving shareholder value. Dr. Rivers and his team have built a profitable company, and we will focus our efforts on moving to the next levels, both domestically and internationally. The product lines are perfectly positioned to market needs, and I look forward to working closely with the team in exploring these,” stated Mr. Willmott.

About IBSG International, Inc.:

IBSG International, Inc. (“IBSGI” or the “Company”) is a holding company for two software subsidiaries: Intelligent Business Systems Group, Inc. (“IBSG”), a provider of turn-key digital service center software; and Secure Blue, Inc., a Sarbanes-Oxley and security software.

The IBSG offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the Biz World Pro (copyrighted).

The Company’s other subsidiary, Secure Blue, Inc. provides a robust economical Sarbanes-Oxley (SOX) compliant and security software called Secure Blue Pro. This product is targeted to small and mid cap public companies as well as private companies that work with public companies and must be in compliance with SOX as a result of working with a public company.

As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc. generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee’s contract with their client).

Safe Harbor Forward-Looking Statements;

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The above information does not guarantee any successful closing of new business. No assurances can be given that such gross revenues or profit margins will be realized. Mr. Willmott’s appointment is provisional until such time as his appointment can be ratified at the next board meeting. Forward-looking statements involve known and unknown risks and uncertainties that may cause the companies’ actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.

Intelligent Business Systems Group International Inc., World Headquarters (OTCBB:IGII - News): 1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321

Contact:

For IBSG International Inc., Celebration
Investment Relations contact:
Redwood Consultants, LLC, Novato, Calif.
Jens Dalsgaard, 415/884-0348